Exhibit 99.1

Press Release

BIOGAN INTERNATIONAL COMPLETES ACQUISITION OF CONTROLLING INTEREST IN CHINESE MINING COMPANY

TORONTO, Ontario, July 22, 2002 - Biogan International Inc. (OTC:BIGM) today announced that it has completed the previously reported acquisition of a 92% equity and 95% profits interest in a diversified Chinese base metals producer, Guangxi Guanghe Metals Co., with two base metal mines and a copper smelter located in the Guangxi Province of China.

The acquired company's assets were previously owned by Hechi Industrial Ltd. following the purchase of all of the assets and liabilities of the state-owned Hechi Prefecture Mining Company by its employees in June, 1998.

The consideration consisted of 16.8 million shares of Common Stock and 3,624,000 shares of Biogan Series B Convertible Preferred Stocks which are convertible into 362,400,000 shares of Biogan Common Stock. Biogan has an additional obligation to provide US$7.3 million of funding to Guangxi Guanghe Metals Co. by September 2003. As a result of the transaction, Hechi Industrial Ltd. shareholders will indirectly control 78.4% of the outstanding voting stock of the company.

This document contains forward-looking statements that involve risks, uncertainties and assumptions. If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, the results of Biogan and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including predictions regarding the acquisition of the Chinese joint venture interest; statements regarding future improvement of Biogan generally or specifically its profitability, earnings, revenues, synergies, accretion or other financial items; statements about the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans; statements regarding future economic conditions or performance; statements of belief; and statements of assumptions underlying any of the foregoing.

The risks, uncertainties and assumptions referred to above the risks that are described from time to time in Biogan's Securities and Exchange Commission reports, including but not limited to Biogan's annual report on Form 10-KSB, as amended on October 5, 2001, for the fiscal year ended December 31, 1999, and subsequently filed reports.

Biogan assumes no obligation and does not intend to update these forward-looking statements.

Contact:

Biogan International, Inc.
Kerry D. Smith
President
(416) 214-3270